UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 23, 2013

ESB Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	0-19345	25-1659846
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

600 Lawrence Avenue, Ellwood City, Pennsylvania		16117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(724) 758-5584

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events

On January 23, 2013, ESB Financial Corporation (the “Company”) entered into a loan agreement with Wesbanco Bank, Inc. in connection with a multiple advance term loan in the amount of up to $10.0 million and a revolving line of credit loan in the amount of up to $10.0 million. The term loan bears an interest rate of 3.75% per annum and has term of five years.  The line of credit has an interest rate equal to LIBOR plus 2.75% per annum and shall expire on April 30, 2014, unless extended.

The proceeds of the term loan will be used for (i) the redemption of the outstanding $5.1 million aggregate principal amount of floating rate junior subordinated debt securities due 2033 at 100% of the principal amount of the debt securities plus accrued and unpaid interest and the like redemption of the trust preferred and common securities of ESB Capital Trust II and (ii) the redemption of the outstanding $5.1 million aggregate principal amount of floating rate junior subordinated deferrable interest debentures due 2033 at 100% of the principal amount of the debt securities plus accrued and unpaid interest and the like redemption of the trust preferred and common securities of ESB Statutory Trust III.   The line of credit will be available for general corporate purposes.

The Company has provided notice of redemption to the respective trustee for the redemption of the debt securities and the like redemption of the trust preferred and common securities of ESB Capital Trust II on January 24, 2013 and for the redemption of the debt securities and the like redemption of the trust preferred and common securities of ESB Capital Trust III on March 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ESB FINANCIAL CORPORATION

Date: January 23, 2013	By:	/s/ Charlotte A. Zuschlag
		Name:	Charlotte A. Zuschlag
		Title:	President and Chief Executive Officer

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